Exhibit 99.1

POORE BROTHERS REPORTS THIRD-QUARTER LOSS OF $0.02 PER SHARE

GOODYEAR, Ariz. — October 27, 2005 — Poore Brothers, Inc. (Nasdaq: SNAK) today reported financial results for the third quarter (fourteen weeks) and nine months ended October 1, 2005.

Net revenues for the third quarter of fiscal 2005 were $18.5 million, 8% above last year’s third quarter net revenues of $17.2 million.  The net loss of $(0.4) million, or $(0.02) per share, this year compared to net income of $1.0 million, or $0.05 per basic and diluted share last year.  The reduced profitability was the result of $2.5 million in trade spending programs initiated to aggressively drive revenue growth in T.G.I. Friday’s®, Boulder Canyon Natural Foods™ and Cinnabon® brands.  The Company’s third-quarter gross revenue shipments, before deductions for trade spending, grew 24% versus last year.

Mr. Thomas W. Freeze, President and Chief Executive Officer, commented, “We are encouraged by our shipment growth, but not satisfied with our financial performance this past quarter.  We invested significantly in the Cinnabon® brand market test and in a big promotional event for the re-launch of the Boulder Canyon Natural Foods™ brand potato chips. We simultaneously experienced lower than expected results from our trade spending programs for the T.G.I. Friday’s® brand across several channels.  While the programs generated higher revenue, the additional volume was not sufficient to offset their costs. Despite recent financial performance, we remain excited about the future for all of our licensed brands.   In addition, we separately have announced the signing of a nonbinding letter of intent to acquire the Mrs. Fields® brand licenses from Shadewell Grove to produce and sell ready-to-eat cookies, baking chips, brownies and toppings into many of the same distribution channels we presently sell.”

In the third quarter T.G.I Friday’s® brand salted snacks net revenue grew 1% to $12.4 million as the previously mentioned higher trade spending programs in grocery, convenience store and mass merchandiser channels offset the 12% gross revenue growth, but did not generate sufficient volume to offset their costs.  Overall, the T.G.I. Friday’s® brand represented 67% of total net revenue in the third quarter.  The Cinnabon® brand cookie market test continued in the third quarter and generated $1.3 million in gross revenue from a variety of new customers in the grocery and convenience store channels.  The Company overestimated sell through consumption in connection with the large initial promotional order from a mass merchandiser which resulted in a charge of $0.7 million to mark-down and dispose of estimated excess inventory.  The Company remains committed to the Cinnabon® brand’s success and to developing and testing new products and promotional strategies.  The Company’s potato chip brands’ net revenues grew 13% due to strong promotional activity, particularly on the Boulder Canyon Natural Foods™ brand.  Distributed products net revenue also grew 73% over the prior year due to increased product lines.

Continuing with third quarter results, gross profit in this quarter was $2.6 million, or 13.8% of net revenue, compared to $4.3 million, or 25.1% of net revenue, in the same quarter of 2004.  The decline in this year’s gross profit dollars and percentage was attributable to the higher trade spending previously described and significantly higher freight costs, partially offset by modest improvement in manufacturing efficiencies.

Selling, General and Administrative expenses increased to $3.3 million in the third quarter of 2005 as compared to $2.7 million in 2004, or 17.6% versus 15.7% of net revenue, respectively.  The higher level of spending in 2005 was due to increases in marketing costs for new products, consumer testing programs, as well as commission expenses associated with higher revenues.

The operating loss for the third quarter of 2005 was $(0.7) million compared to an operating income of $1.6 million in 2004 as a result of the variances described above.

For the nine months ended October 1, 2005, net revenue increased 12% to a record $58.4 million, compared with revenue of $52.3 million in the first nine months of last year.  Net income was $1.3 million, or $0.07 per basic and diluted share, in the first nine months of 2005 as compared to $1.5 million, or $0.08 per basic and diluted share, in the same period last year.

As of October 1, 2005, the Company remained in a strong financial position with cash of $11.0 million, working capital of $11.7 million and a debt-to-equity ratio of 0.11.

Mr. Richard M. Finkbeiner, Senior Vice President and Chief Financial Officer, added, “As a result of our third quarter performance, we believe that we will be nearer the lower end of our previously provided guidance for the full year of $75-$85 million in net revenue, but we will not meet our earnings per share target of $0.18-$0.23 per share.  We now feel that our earnings per share for the full year will be between $0.08-$0.10 per share.”

Mr. Freeze concluded, “While we are disappointed about our short-term financial performance, we are optimistic that our broad array of growth initiatives, including (i) Cinnabon® cookies and other items, (ii) Boulder Canyon Natural Foods™ new products, such as organic tortilla chips, soy crisps, and soy tortilla chips, (iii) acquisitions, (iv) Panda Express® snack concepts, and (v) other licensing opportunities, provides a broad platform upon which to reach our long-term goal of building a $200 million profitable food company.  Our innovation capability with brands and products, while not always successful in the marketplace, remains the cornerstone to our future success.”

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Cinnabon®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Canyon Natural Foods™. For further information about Poore Brothers or this release, please contact Richard M. Finkbeiner, Senior Vice President and Chief Financial Officer, at (623) 932-6255, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward looking  statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

POORE BROTHERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Nine Months Ended
	October 1, 2005	Sept. 25, 2004	October 1, 2005	Sept. 25, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenue	$18,544,985	$17,176,201	$58,433,381	$52,335,763
Cost of revenue	16,180,051	12,871,232	46,619,491	40,348,800
(Gain) on sale of Equipment/Brand discontinuance costs	(194,359)	—	(194,359)	1,414,759
Gross profit	2,559,293	4,304,969	12,008,249	10,572,204
Selling, general & administrative expenses	3,261,688	2,695,000	9,909,626	7,993,475
Operating income (loss)	(702,395)	1,609,969	2,098,623	2,578,729
Interest income (expense), net	68,998	(49,758)	94,728	(145,704)
Income (loss) before income tax benefit (provision)	(633,397)	1,560,211	2,193,351	2,433,025
Income tax benefit (provision)	246,790	(604,000)	(851,060)	(942,000)
Net income (loss)	$(386,607)	$956,211	$1,342,291	$1,491,025

Earnings (loss) per common share:
Basic	$(0.02)	$0.05	$0.07	$0.08
Diluted	$(0.02)	$0.05	$0.07	$0.08
Weighted average number of common shares:
Basic	19,842,862	18,831,954	19,728,863	18,685,191
Diluted	19,842,862	19,202,074	20,018,528	19,321,246

POORE BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 1, 2005	Dec. 25, 2004
	(unaudited)	(unaudited)
Current assets	$21,598,650	$19,013,368
Property and equipment, net	10,271,553	10,815,963
Other assets, net	10,283,579	10,287,956
Total assets	$42,153,782	$40,117,287

Current liabilities	$7,910,611	$7,299,274
Long-term debt	1,693,763	1,729,134
Other long-term liabilities	1,964,518	2,280,793
Total liabilities	11,568,892	11,309,201
Shareholders’ equity	30,584,890	28,808,086
Total liabilities and shareholders’ equity	$42,153,782	$40,117,287

POORE BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	October 1, 2005	Sept. 25, 2004
	(unaudited)	(unaudited)
Net cash flows from operating activities	$1,806,649	$6,260,899
Net cash flows from investing activities	(92,586)	(447,526)
Net cash flows from financing activities	(342,554)	(452,020)
Net increase in cash	1,371,509	5,361,353
Cash and cash equivalents at beginning of period	9,675,490	3,239,570
Cash and cash equivalents at end of period	$11,046,999	$8,600,923